Exhibit 99.1

Trovagene and University of Michigan Enter into Collaboration for Monitoring and Early Detection of Pancreatic Cancer

Trovagene’s KRAS ctDNA liquid biopsy test will be at the forefront of research partnership with Dr. Diane Simeone at University of Michigan Health System

SAN DIEGO, CA — July 6, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, today announced the initiation of a multi-phased collaborative research program with the University of Michigan Comprehensive Cancer Center utilizing the Trovera™ KRAS ctDNA liquid biopsy test.

Pancreatic cancer is now the third leading cause of cancer-related death in the U.S. with an 8% relative 5-year survival rate.  At present, surgery offers the only therapeutic means of cure; however, less than 20% of patients are eligible for surgery as a result of diagnosing the disease too late.  Experts widely agree that pancreatic cancer is in desperate need of new molecular tools that allow physicians to detect pancreatic cancer earlier and quickly evaluate the efficacy of surgery and therapies.  Further, a technology used to detect pancreatic cancer earlier could provide a tremendous benefit to patients by enabling surgery which would otherwise not be possible for late stage disease.

“KRAS gene mutations occur in over 90% of pancreatic carcinomas. There is an urgent need for targeted therapies and a precision diagnostic test to identify who would benefit from these therapies,” said Diane Simeone, M.D., director of the Pancreatic Cancer Center at the University of Michigan Comprehensive Cancer Center and an internationally recognized expert in the field of pancreatic cancer. “As part of this research collaboration, Trovagene’s ctDNA urine and blood tests will be utilized as noninvasive diagnostic tools to enable early detection and rapid monitoring of patient response to therapy. The Trovagene assay will allow us to quickly test multiple therapies to determine which one will be most effective in treating an individual patient’s tumor.”

“We believe we have a remarkable technology with the Trovera KRAS test, and one of the most impactful diseases we can utilize this test in is pancreatic cancer,” added Mark Erlander, Ph. D., chief scientific officer at Trovagene. “Building on our prior work establishing industry-leading KRAS detection capability this program will further develop evidence supporting the use of KRAS molecular monitoring to both drive faster treatment decisions and to detect disease at a stage where patients simply have more treatment options.”

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About Pancreatic Cancer and KRAS Mutations

The relative 1-year survival rate for patients with pancreatic cancer is only 28%, and the overall 5-year survival rate is 8%; stage IV pancreatic cancer has a 5-year survival rate of about 1%. At present, surgery offers the only therapeutic means of cure, but less than 20% of patients present with tumors amenable to resection.

The significant mortality rate of pancreatic cancer is due to the high incidence of metastases at the time of diagnosis, its fulminant clinical course, and the lack of adequate systemic therapies. Patients who undergo resection for localized pancreatic carcinoma have a long-term survival of approximately 20% and a median survival of 13 to 20 months. At the other end of the clinical spectrum, a high percentage (40% to 45%) of patients present with unresectable metastatic disease, with a short survival of only 3 to 6 months.

Mutations of the KRAS gene occurs in over 90% of pancreatic carcinomas — no other human tumor comes close in mutational frequency of this particular gene.

About the University of Michigan Comprehensive Cancer Center

The University of Michigan Cancer Center is one of only 45 centers in the United States to earn the National Cancer Institute’s “comprehensive” designation. This, the highest designation in the understanding and treatment of cancer, confirms our commitment to outstanding clinical care, wide-ranging research initiatives, education, outreach and the training of tomorrow’s cancer experts. The Cancer Center is also a founding member of the National Comprehensive Cancer Network, a consortium of 27 of the nation’s premier centers, which develops national guidelines for the delivery of effective, quality care. Among more than 900 hospitals considered, the University of Michigan ranks 28th on the U.S. News list of best hospitals for cancer - Michigan is the only hospital in the state to rank in the top 50.

About Trovagene’s Trovera™ brand of liquid biopsy tests

Built upon the Trovagene Precision Cancer Monitoring (PCM) Platform, Trovera™ urine- and blood based EGFR, KRAS and BRAF CLIA certified and CAP-accredited tests are available to healthcare providers for the detection and/or monitoring of tumor dynamics before, during and after treatment. Physicians interested in utilizing these tests should contact Client Services at 888-391-7992. For more information, please visit: http://trovagene.com/hcp-home-page/trovagene-overview

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine and blood. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts:

Beth Anderson	Vicki Kelemen
VP, Finance & Administration	Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com